SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.   )

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☐ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

WESTERN WATER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTERN WATER COMPANY

102 Washington Street
Point Richmond, California 94801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 10, 2002

       Notice is hereby given that the Annual Meeting of Stockholders of Western Water Company, a Delaware corporation (the “Company”), will be held at the Hotel Mac, 50 Washington Street, Point Richmond, California on Tuesday, September 10, 2002, at 9:00 a.m., for the following purposes:

(1) To elect two members of the Company’s Board of Directors for the three-year term expiring at the annual meeting of stockholders to be held in 2005 or until the directors’ successors have been duly elected and qualified;

(2) To approve the Company’s assignment and contribution of its Cherry Creek Project (Colorado) assets to a new, wholly-owned subsidiary of the Company;

(3) To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending March 31, 2003; and

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

      Your attention is directed to the accompanying proxy statement. Only stockholders of record at the close of business on July 31, 2002 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

      Please sign, date and complete the enclosed proxy and return it promptly in the accompanying pre-addressed envelope, whether or not you expect to attend the Annual Meeting, to ensure that your shares will be represented. A majority of the outstanding shares of voting stock must be represented (in person or by proxy) at the Annual Meeting in order that business may be transacted. Therefore, your promptness in returning the enclosed proxy will help to ensure that the Company will not have to bear the expense of undertaking a second solicitation. A stockholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the Annual Meeting by following the procedures set forth in the attached proxy.

By Order of the Board of Directors

JAMES E. SHERMAN
Secretary

Point Richmond, California

August 5, 2002

PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND

MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE
IN ORDER TO ENSURE THAT YOUR VOTES ARE COUNTED.

INTRODUCTION
PROPOSAL NO. 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
COMPARATIVE STOCK PERFORMANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2: ASSIGNMENT AND CONTRIBUTION OF CHERRY CREEK PROJECT ASSETS TO A WHOLLY-OWNED SUBSIDIARY
PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS

WESTERN WATER COMPANY

102 Washington Street
Point Richmond, California 94801

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
September 10, 2002

INTRODUCTION

Persons Making the Solicitation

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Western Water Company (the “Company”) of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 10, 2002, and at any adjournment or postponement thereof. This proxy statement is first being mailed to stockholders on or about August 9, 2002. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

      A form of proxy is enclosed for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. If no direction is made, the shares represented by each properly executed unrevoked proxy will be voted “FOR” (i) the election of management’s nominees for the Board of Directors, (ii) the approval of the Company’s assignment and contribution of its Cherry Creek Project (Colorado) assets to a wholly-owned subsidiary of the Company and (iii) the ratification of the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending March 31, 2003. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with the recommendation of management of the Company.

      The cost of solicitation of proxies, including the cost of preparation and mailing of the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy, will be borne by the Company. It is anticipated that brokerage houses, fiduciaries, nominees, and others will be reimbursed for their out-of-pocket expenses in forwarding proxy material to beneficial owners of stock held in their names. Directors, officers, or employees of the Company may solicit proxies by telephone or in person without additional compensation.

Revocability of Proxy

      Any proxy given by a stockholder of the Company may be revoked at any time before it is voted at the Annual Meeting by a written notice to the Secretary of the Company, or upon request if the stockholder is present at the meeting. Each valid proxy returned that is not revoked, unless indicated otherwise on the proxy card, will be voted in the election of directors for the nominee as described herein.

Voting Securities

      Holders of record of the Company’s Common Stock, $.001 par value (the “Common Stock”), the Company’s Series C Convertible Redeemable Preferred Stock (“Series C Preferred Stock”), and the Company’s Series F Convertible Redeemable Preferred Stock (“Series F Preferred Stock”) at the close of business on July 31, 2002 are entitled to notice of and to vote, as one class, at the meeting or any adjournment thereof. The outstanding voting securities of the Company on July 31, 2002 consisted of 8,069,012 shares of Common Stock, 7,708 shares of Series C Preferred Stock and 2,121.8 shares of Series F Preferred Stock. Holders of Common Stock are entitled to cast one vote per share on each matter presented for consideration and action by the stockholders. Holders of Series C Preferred Stock and Series F Preferred Stock are entitled to cast the number of votes per share of Series C Preferred Stock and Series F Preferred Stock on each matter presented for consideration and action by the stockholders as if the Series C Preferred Stock and Series F Preferred Stock had been converted into Common Stock as of July 31, 2002. All of the outstanding shares of

Series C Preferred Stock and Series F Preferred Stock as of July 31, 2002 were convertible into an aggregate of 463,779 and 378,893 shares of Common Stock, respectively. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting.

      Abstentions may be specified as to all proposals to be brought before the Annual Meeting other than the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as un-voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Approval of the transfer of the Company’s Cherry Creek Project (Colorado) assets to a wholly-owned subsidiary of the Company will require the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock, Series C Preferred Stock and Series F Preferred Stock, voting together as one class. The approval of the appointment of the independent accountants will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter, since the assignment and contribution of the Cherry Creek Project to the Company’s subsidiary will require the approval of a majority of the outstanding voting shares, an abstention, including a broker non-vote, will have the effect of a “no” vote.

      The Directors to be elected at the Annual Meeting will be elected by a plurality of the votes cast, and the two nominees receiving the highest number of affirmative votes will be elected. Only votes cast for the nominees will be counted, except that each properly executed un-revoked proxy will be voted for management’s nominees for the Board of Directors in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for management’s nominee(s) will result in the nominee(s) receiving fewer votes.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

      The authorized number of Directors of the Company is currently fixed at six and is divided into three classes, each having two members. The Directors in each class are elected for three-year terms, so that the term of office of one class of Directors expires at each annual meeting. As of August 1, 2002, there were two vacancies on the Board of Directors.

      For election of Directors at the Annual Meeting, the Board of Directors has approved the nomination of David A. Abel and Lee K. Harrington to serve three-year terms expiring in 2005.

      If either Mr. Abel or Mr. Harrington becomes unavailable for election, the accompanying proxy will be voted for the election of such persons, if any, as shall be recommended by the Board of Directors, or will be voted in favor of holding a vacancy to be filled at a later date by the Directors.

      The following chart sets forth biographical information concerning (i) Mr. Abel and Mr. Harrington, the nominees for election of Directors, and (ii) the other Directors who will continue in office after the meeting.

NOMINEES FOR ELECTION TO TERM EXPIRING IN 2005

			Principal Occupation for the Past Five Years and
Name	Age	Current Positions with Company	Certain Other Directorships

David A. Abel	54	Director since November, 1998	From 1980 to the present, President and Chief Executive Officer of ABL, Incorporated, a consulting and publishing firm; and Corporate Director of SuperShuttle International, Inc. a shared-ride ground transportation company.
Lee K. Harrington	56	Director since November, 2001	Mr. Harrington has been the President and CEO of the Los Angeles County Economic Development Corporation (LAEDC) since 1995, and The World Trade Center Los Angeles – Long Beach since 2001.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

			Principal Occupation for the Past Five Years and
Name	Age	Current Positions with Company	Certain Other Directorships

Incumbent Director Whose Term of Office Will Expire in 2004

Robert A. Baker	63	Director since July, 2000	From 1974 to present, President & CEO of RAB Associates, a financial consulting firm; from 1998 to 2001, Director of Mosaic Capital LLC, an investment banking firm. His current public company directorships include Northern Life Insurance Company, Bankers National Life Insurance Company, Alpen, Inc., American Investment Company and Point.360.
Incumbent Director Whose Term of Office Will Expire in 2003

Michael Patrick George	52	Director, President, Chief Executive Officer, Chairman of the Board of Directors	Chairman of the Board of Directors of the Company since September 1999; President and Chief Executive Officer of the Company since April 1998; Managing Director of J.P. Morgan, an investment banking firm, from 1992 to 1998.

Committees and Meetings of the Board of Directors

      During the fiscal year ended March 31, 2002, the Board of Directors held nine meetings. All directors attended all of the meetings during the year.

      The Company’s Audit Committee consists of Mr. Abel and Mr. Baker. The Audit Committee reviews the independence, professional services, fees, plans and results of the independent auditors’ engagement, and recommends the engagement, retention or discharge of the independent auditors to the Board of Directors. All members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the NASD listing standards. The Audit Committee held three meetings during the fiscal year ended March 31, 2002, and one meeting after the end of the fiscal year. All members of the Audit Committee attended all meetings. The Audit Committee has adopted a written Audit Committee Charter.

      During the fiscal year ended March 31, 2002, the Company’s Compensation Committee held one meeting attended by both of its members, Mr. Abel and Mr. Baker. The Compensation Committee establishes the compensation of executive officers and administers the Company’s stock option plans.

      The Company’s Nomination Committee consisted of Messrs. Baker and George. It met two times during the year.

      Other than the Audit Committee, Compensation Committee and the Nomination Committee, the Company has no committees of its Board of Directors.

EXECUTIVE OFFICERS

      The following chart sets forth information as of August 9, 2002 concerning the executive officers of the Company.

Name	Age	Office

Michael P. George	52	Chairman of the Board, President, Chief Executive Officer
James E. Sherman	45	Executive Vice President, Chief Operating Officer and Secretary
William T. Gochnauer	55	Senior Vice President and Chief Financial Officer

      For biographical information regarding Mr. George, see the biography under the heading “Incumbent Director Whose Term Will Expire in 2003” above.

      James E. Sherman joined the Company in February 2000, after having served the Company as a consultant since September 1999. Prior to joining the Company, from 1997 to 1999, Mr. Sherman was Chief Financial Officer of a private engineering firm which specialized in public infrastructure development. Mr. Sherman had previously served as a corporate finance officer for First Interstate Bank and for Continental Illinois National Bank and Trust Company of Chicago. He is a graduate of the University of California at Berkeley.

      William T. Gochnauer joined the Company in June 2000 as Corporate Controller. In September 2000, he was appointed to the posts of Senior Vice President, Treasurer and Chief Financial Officer. Prior to joining the Company, Mr. Gochnauer was a Vice President for Corporate Development for a subsidiary of Century Business Services, Inc., a public financial services company. Previously, he served as Chief Financial Officer of the Devon Group of Companies, a real estate development company. He has held Chief Financial Officer or Corporate Controllership positions at several public and private companies. Mr. Gochnauer began his career at the international accounting firm now known as KPMG LLP. Mr. Gochnauer is a graduate of Armstrong College, and is a California Certified Public Accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock, Series C Preferred Stock and Series F Preferred Stock as of July 31, 2002 by (i) each person who is known by the Company to own more than 5% of the outstanding Common Stock, Series C Preferred Stock or Series F Preferred Stock; (ii) each of the Company’s directors (including the director nominees); (iii) each of the executive officers named in the compensation tables included below in this Proxy Statement; and (iv) all current officers and directors (including the director nominees) of the Company as a group.

				Series C		Series F
	Common Stock			Preferred Stock		Preferred Stock
								% Votes of All
Name and Address of	Number		Percent	Number	Percent	Number	Percent	Classes of Capital
Beneficial Owner(1)	of Shares		of Class	of Shares	of Class	of Shares	of Class	Stock(2)

Michael P. George	434,847	(3)	5.1%	0	0%	0	0%	4.7%
David A. Abel	41,964	(3)	*	0	0%	0	0%	*
Robert A. Baker	13,334	(3)	*	0	0%	0	0%	*
Lee K. Harrington	2,500		*	0	0%	0	0%	*
James E. Sherman	140,000	(3)	1.7%	0	0%	0	0%	1.5%
William T. Gochnauer	42,000	(3)	*	0	0%	0	0%	*
T. Rowe Price Associates, Inc.	1,040,524	(4)(5)	12.5%	4,516	58.6%	0	0%	11.7%
100 East Pratt Street Baltimore, MD 21202
T. Rowe Price New Era Fund, Inc.	135,912	(5)	1.7%	2,258	29.3%	0	0%	1.5%
100 East Pratt Street Baltimore, MD 21202
T. Rowe Price Small-Cap Value Fund, Inc.	800,412	(4)(5)	9.8%	2,258	29.3%	0	0%	9.0%
100 East Pratt Street Baltimore, MD 21202

				Series C		Series F
	Common Stock			Preferred Stock		Preferred Stock
								% Votes of All
Name and Address of	Number		Percent	Number	Percent	Number	Percent	Classes of Capital
Beneficial Owner(1)	of Shares		of Class	of Shares	of Class	of Shares	of Class	Stock(2)

Wisconsin Alumni Research Foundation	67,928	(5)	*	1,129	14.6%	0	0%	*
B-107, 3801 Kennett Pike P.O. Box 4172 Wilmington, DE 19807
Ashford Capital Management, Inc. as investment advisor for certain investment accounts	124,007	(5)	1.5%	2,061(6)	26.7%	0	0%	1.4%
B-107, 3801 Kennett Pike P.O. Box 4172 Wilmington, DE 19807
Interagua, Servicios Integrales del Agua, S.A.	553,893	(7)	6.6%	0	0%	2,121.8	100%	6.2%
Paseo de San Juan, 39 Barcelona, Spain 08009
All directors and executive officers as a group (6 persons)	834,645	(8)	7.7%	0	0%	0	0%	6.1%

*	Less than 1%.

(1)	Except as otherwise indicated, the address of each stockholder is c/o the Company at 102 Washington Street, Point Richmond, California 94801.

(2)	Based on 8,069,012 votes entitled to be cast by the holders of the outstanding Common Stock, 463,779 votes entitled to be cast by the holders of the 7,708 shares of outstanding Series C Preferred Stock, and 378,893 votes entitled to be cast by the holder of the 2,121.8 shares of outstanding Series F Preferred Stock.

(3)	Consists of shares issuable under currently exercisable Common Stock purchase options and options which will become exercisable within 60 days hereof.

(4)	Based on information contained in a statement on Schedule 13G/ A filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 14, 2002. Represents 768,700 shares of Common Stock beneficially owned by T. Rowe Price Associates, Inc., and 271,824 shares of Common Stock issuable upon the conversion of the 4,516 shares of Series C Preferred Stock beneficially owned by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. is the investment advisor of various registered investment companies and investment advisory clients, including (a) T. Rowe Price Small-Cap Value Fund, Inc. representing 664,500 shares of Common Stock owned by T. Rowe Price Small-Cap Value Fund, Inc. and 135,912 shares of Common Stock issuable upon the conversion of 2,258 shares of Series C Preferred Stock beneficially owned by T. Rowe Price Small-Cap Value Fund, Inc., and (b) T. Rowe Price New Era Fund, Inc., representing 135,912 and shares of Common Stock issuable upon the conversion of 2,258 shares of Series C Preferred Stock beneficially owned by T. Rowe Price New Era Fund, Inc. T. Rowe Price Associates, Inc. disclaims beneficial ownership of the shares described under (a) and (b), above.

(5)	Represents shares of Common Stock issuable upon the conversion of the shares of Series C Preferred Stock owned by such beneficial owners.

(6)	Reflects shares held of record and beneficially owned by separate investment accounts on behalf of 10 different investors for which Ashford Capital Management, Inc. acts as investment advisor and has the sole power to vote and dispose of such securities as attorney-in-fact with respect to such accounts.

(7)	Includes 378,893 shares of Common Stock issuable upon the conversion of the shares of Series F Preferred Stock owned by such beneficial owner.

(8)	Included 466,667 shares of Common Stock issuable upon exercise of currently exercisable options and options which will become exercisable within 60 days hereof.

Equity Compensation Plan Information

      The following table sets forth certain information as of March 31, 2002 regarding securities authorized for issuance under the Company’s equity compensation plans.

Number of
	Number of Securities		Securities
	to Be Issued upon	Weighted-Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	under Equity
	Warrants and Rights	Warrants and Rights	Compensation Plan

Equity compensation plans approved by security holders	1,546,166	$2.55	653,834
Equity compensation plans not approved by security holders	-0-	N/A	N/A
Total	1,546,166	$2.55	653,834

      The compensation plans approved by the security holders represent the Company’s 1993 and 1997 Stock Option Plans, which are described in this Proxy Statement.

EXECUTIVE COMPENSATION

      Summary Compensation Table. The following tables set forth certain information concerning the annual and long-term compensation for services rendered to the Company in all capacities for the fiscal years ended March 31, 2002, 2001, and 2000 of (i) all persons who served as the Chief Executive Officer of the Company during the fiscal year ended March 31, 2002 and (ii) each of the other executive officers of the Company whose total annual salary and bonus during the fiscal year ended March 31, 2002 exceeded $100,000. (The Chief Executive Officer and the other named officers are collectively referred to as the “Named Executives.”)

				Long-Term
				Compensation Awards
	Annual Compensation
				Number Stock Option
Name and Principal Position	Year	Salary	Bonus	Shares Granted

Michael Patrick George	2002	$367,496	$75,000	50,000
Chairman, President, and	2001	$350,002	$225,000	600,000
Chief Executive Officer	2000	$250,000	—	35,000 (3)
James E. Sherman	2002	$225,417	$17,906	20,000
Executive Vice President, Chief	2001	$210,000	$29,509	200,000
Operating Officer and Secretary(1)	2000	$35,793	—	—
William T. Gochnauer	2002	$152,250	$6,906	6,000
Senior Vice President,	2001	$114,792	$9,308	60,000
Treasurer and Chief Financial Officer(2)

(1)	Mr. Sherman joined the Company as a consultant in November 1999 and as an employee in February 2000. The amount listed for the year 2000 is the salary paid to Mr. Sherman during that partial fiscal year.

(2)	Mr. Gochnauer joined the Company in June 2000. The amount listed is the salary paid to Mr. Gochnauer during that partial fiscal year.

(3)	In June 2000, Mr. George voluntarily surrendered to the Company these 35,000 options, which options have been cancelled.

      Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values. The following table sets forth information regarding stock options that were exercised by the Named Executives during the last fiscal year and the number and value of unexercised options owned at March 31, 2002 by the Named Executives.

			Number of		Value of
			Unexercised Options		Unexercised Options
	Shares		at March 31, 2002		at March 31, 2002(1)
	Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Patrick George	-0-	$-0-	216,667	433,333	$103,500	$207,000
James E. Sherman	-0-	$-0-	73,334	146,666	$34,734	$69,467
William T. Gochnauer	-0-	$-0-	22,000	44,000	$10,420	$20,840

(1)	The value of unexercised options represents the excess of the market value of the Common Stock on March 31, 2002, based on the closing price on that day of $.86 per share, over the exercise price of the options.

      Director Compensation. Effective April 1, 2000, Directors who are not employees of the Company receive a fee of $10,000 per year for service on the Board of Directors and an additional fee of $10,000 per year for service as the chairman of any committee of the Board of Directors. In addition, all directors receive $1,000 for each Board meeting they attend, and all directors are reimbursed for out-of-pocket expenses incurred by them in connection with attending Board meetings. Each non-employee director is automatically granted an option on the first business day of each fiscal year to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price for the Common Stock as reported on the date of grant of such option. Such options are exercisable as to one-third on the first, second and third anniversary of grant. As of April 1, 2002, the annual grant to each director was increased to 20,000 shares, commencing with the grant on that date. On April 1, 2002, the Company’s three independent directors each received 20,000 options exercisable at a price of $.86 per share.

      Employment Agreements. None of the Named Executives currently is a party to any written or oral employment agreement with the Company.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      No members of the Compensation Committee are, or since April 1, 2001 have been, officers of the Company, nor have such members had any material business relationship with the Company.

Stock Option Plans

      1993 Stock Option Plan. The 1993 Stock Option Plan (the “1993 Plan”) authorizes the granting of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options to officers, non-employee directors, employees, consultants and others performing services for the Company to purchase in the aggregate 800,000 shares of the Company’s Common Stock. The 1993 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee designates the optionees, number of options, exercise prices, dates of grant, exercise period and other terms and conditions.

      The purchase price to be paid upon exercise of each incentive stock option granted pursuant to the 1993 Plan shall be no less than the fair market value of the Common Stock on the date the option is granted, or 110% of such fair market value in the case of any optionee holding in excess of 10% of the combined voting power of all classes of the Company’s capital stock (or the stock of a parent or subsidiary of the Company) as of the date of grant. Fair market value is equal to the closing price of the Company’s Common Stock. The purchase price and method of exercise of each nonqualified option granted to officers and other key employees shall be determined by the Compensation Committee. The purchase price is payable in full by cash, check, surrender of Common Stock of the Company having a market value equal to the option price of the shares to be purchased, or so-called cashless exercises as permitted by law, or any combination of cash, check, shares and cashless exercises. The Compensation Committee in its sole discretion may extend credit to pay the purchase price of the shares of Common Stock acquired upon exercise of an option, such credit to be evidenced by optionee’s interest-bearing promissory note and secured by the Common Stock issued on exercise of the option. The Compensation Committee has complete discretion to establish the amount and terms of any credit extended. The Compensation Committee also has complete discretion to determine the interest rate to be charged on such credit. No such credit is currently extended by the Company.

      Options granted under the 1993 Plan become exercisable and shall expire on such dates as determined by the Compensation Committee, provided, however, that no term may exceed ten years from the date of grant, or five years from the date of grant in the case of any optionee holding more than 10% of the combined voting power of all classes of the Company’s capital stock (or the stock of a parent or subsidiary of the Company) as of the date of grant. After options become exercisable they may be exercised at any time or from time to time as to any part thereof. The Compensation Committee may, at any time after grant of the option and from time to time increase the number of shares purchasable in any installment, subject to certain limitations.

      Options granted under the 1993 Plan expire on such date as the Compensation Committee has determined. Options are not transferable except by will or by the laws of descent and distribution; during the life of the person to whom the option is granted, that person alone may exercise them. All rights to exercise options terminate three months from the date a grantee ceases to be an employee of the Company or any subsidiary for any reason other than death or disability.

      If a grantee dies while in the employ of the Company, his or her option may be exercised at any time within 12 months following the grantee’s death by his or her estate or by the person or persons to whom the grantee’s rights under the option passed by will or operation of law, but only to the extent such option was exercisable by the grantee at the time of his or her death. Except for certain stated provisions covering termination, disability or death, no option may be exercised after the expiration of its original term.

      1997 Stock Option Plan. The 1997 Stock Option Plan currently provides for the grant of 1,400,000 options to officers, directors, other key employees and consultants of the Company. The 1997 Stock Option Plan is administered by the Board of Directors or a committee of the Board, and is currently administered by the Compensation Committee of the Board of Directors, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1997 Stock Option Plan. If necessary, in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 162(m) of the Code, the committee shall, at the Board’s discretion, be comprised solely of “non-employee directors” within the meaning of said Rule 16b-3 and “outside directors” within the meaning of Section 162(m) of the Code. Options granted under the 1997 Stock Option Plan may be “incentive stock options” as defined in Section 422 of the Code, or nonqualified options, and will be designated as such.

      The exercise price of incentive stock options may not be less than the fair market value of the Company’s Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one calendar year pursuant to incentive stock options under the 1997 Stock Option Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1997 Stock Option Plan at an exercise price less than the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year.

      In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate up to one year following termination of employment.

      Options may not be exercised more than ten years after the grant date (five years after the grant date if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Except with the express approval of the administrator with respect to nonqualified options, options granted under the 1997 Stock Option Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1997 Stock Option Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as stock splits, stock dividends, recapitalizations or reclassifications. The 1997 Stock Option Plan is effective for ten years, unless sooner terminated or suspended. The 1997 Stock Option Plan provides that options covering no more than 650,000 shares of Common Stock may be granted to any one employee in any twelve-month period.

Certain Federal Income Tax Consequences

      If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee’s sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee under beneficial capital gains tax rates. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be capital gain or loss. Under recently enacted capital gains legislation, the maximum federal tax rate applicable to such stock held for more than 12 months but less than 18 months is 28% and the maximum federal tax rate applicable to such stock held for at least 18 months is 20%.

      All other options granted under the 1997 Stock Option Plan are nonqualified stock options and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified stock option. However, upon exercise of the nonqualified stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of each share over its exercise price. Upon an optionee’s resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for beneficial capital gains rates depending on the length of the holding period.

      Subject to the limits on deductibility of employee remuneration under Section 162(m) of the Code, the Company will generally be entitled to a tax deduction in the amount that an optionee recognizes as ordinary income with respect to an option. Options granted to executive officers under the 1997 Stock Option Plan are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, and the Company will generally be entitled to a tax deduction in the amount recognized by such officers upon exercise of the options. No tax authority or court has ruled on the applicability of Section 162(m) to the 1997 Stock Option Plan and any final determination of the deductibility of amounts realized upon exercise of an option granted under the 1997 Stock Option Plan could ultimately be made by the Internal Revenue Service or a court having final jurisdiction with respect to the matter. The Company retains the right to grant options under the 1997 Stock Option Plan in accordance with the terms of the 1997 Stock Option Plan regardless of any final determination as to the applicability of Section 162(m) of the Code to these grants.

      The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee’s death.

      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following Compensation Committee and Audit Committee reports and the Performance Graph on page 13 shall not be incorporated by reference into any such filings.

Report of Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors, which is composed entirely of directors who have never been employees of the Company, is responsible for setting and administering the policies and programs that govern both annual and long-term compensation. During the fiscal year ended March 31, 2002, the Company’s Compensation Committee was comprised of David A. Abel and Robert A. Baker.

      The Compensation Committee establishes and periodically reviews and revises the compensation of the Chief Executive Officer. In addition, the Compensation Committee establishes the general guidelines for compensation to be paid to the Named Executives other than the Chief Executive Officer. The compensation package of the other Named Executives is set by the Chief Executive Officer and approved by the Compensation Committee. The Company’s compensation program consists of two elements: (1) an annual cash salary component, i.e., base salary and cash bonuses when warranted, and (2) a long-term component, i.e., stock options. The base salary of each executive officer is based on the executive’s job description and a general assessment of the executive’s performance, experience and potential. The amount of the bonus, if any, and number of stock options, if any, granted to officers is also based on the Company’s success in meeting the goals set forth at the beginning of each fiscal year. The long-term component of the compensation program consists of the annual grant of stock options, which the Compensation Committee believes provides the executive with the incentive to implement the Company’s annual objectives and strategy and aligns his interest with that of the stockholders. Stock options gain value to the extent the price of the Company’s Common Stock increases above the option exercise price, thereby creating a similar objective for both management and the stockholders.

      In establishing the salaries and bonuses of the Named Executives, including the Chief Executive Officer, the Compensation Committee during the past fiscal year took into account the prior reductions in the number of the Company’s employees and the additional responsibilities and increased workload each officer has had to assume due to that reduction in workforce. The salary increases and bonuses of the executive officers for the past fiscal year, in part, reflect the additional responsibilities and workload assumed by the officers.

Compensation of Chief Executive Officer

      Due to regulatory obstacles that have made it more difficult for the Company to monitize many of its water assets, and the effect that the regulatory difficulties have had on the Company’s financial condition, the Company during the past two years has had to (i) modify its prior business plan and (ii) restructure its balance sheet. The design and implementation of the revised business plan, and the efforts to restructure the Company’s balance sheet, have been initiated and carried out under the leadership of the Chief Executive Officer. In evaluating the Chief Executive Officer’s performance, the Compensation Committee considered the Chief Executive Officer efforts in developing and implementing the revised business plan and in restructuring the Company’s balance sheet. Based on the foregoing evaluation, the Compensation Committee determined that the Chief Executive Officer should receive an increase in salary and a bonus in the fiscal year ended March 31, 2002. Because of the Company’s financial condition, the Compensation Committee reduced the cash bonus it may have otherwise paid to the Chief Executive Officer and recommended that the Board grant the Chief Executive Officer additional stock options in lieu of a portion of the cash bonus.

      Compliance With Internal Revenue Code Section 162(m). Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the stockholders.

      The compensation to be paid to the Company’s executive officers for the March 31, 2002 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the Company’s executive officers for fiscal 2003 will exceed that limit. The Company’s 1997 Stock Option Plan is structured so that any compensation income realized by an executive officer as a result of the exercise of an outstanding option or the sale of option shares under the 1997 Stock Option Plan will qualify as “performance-based” compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company’s cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company’s compensation philosophy and the Company’s best interests.

      No member of the Compensation Committee is, or during Fiscal 2002 was, a former officer or employee of the Company or of its subsidiary.

      Compensation Committee: David A. Abel and Robert A. Baker.

Report of the Audit Committee

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002 with management, including a discussion of the effects on the consolidated financial statements of the Company’s carrying value of its assets, the Company’s liquidity, and the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

      The Audit Committee held three meetings during the fiscal year ended March 31, 2002 and one meeting after the end of the fiscal year.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the accounting principles applied by the Company. The Audit Committee also discussed with the independent auditors the matters required by Statement of Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee also discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any non-audit services with the auditors’ independence.

      The Audit Committee is currently comprised of two of the Company’s directors, both of whom are “independent” as defined under the listing standards of the National Association of Securities Dealers that are applicable to companies whose securities are listed on Nasdaq. The Audit Committee operates pursuant to a charter that was approved and adopted by the Board of Directors in 2001 attached to the Proxy Statement delivered in connection with the September 5, 2001 annual meeting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of KPMG LLP as the Company’s independent auditors for the year ending March 31, 2003.

      Audit Committee: David A. Abel and Robert A. Baker

Audit and Related Fees

      Audit Fees. The fees billed by KPMG LLP for professional services for the audit of the Company’s annual consolidated financial statements for the fiscal year ended March 31, 2002 and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year ended March 31, 2002 were $85,000.

      Financial Information Systems Design and Implementation Fees. There were no fees billed by KPMG LLP to the Company for financial information systems design and implementation for the March 31, 2002 fiscal year.

      All Other Fees. Other audit-related fees for the March 31, 2002 fiscal year were $30,000, and included, among other things, fees for research on accounting treatment for specific transactions. Fees billed to the Company for non-audit-related services rendered by KPMG LLP for the past fiscal year, primarily fees for tax compliance and tax consulting services, were $34,000.

      The Audit Committee has determined that the provision of services by KPMG LLP for all other fees is compatible with maintaining auditor independence.

COMPARATIVE STOCK PERFORMANCE

      The chart below sets forth a line graph comparing the performance of the Company’s Common Stock against the Total Return Index for the Nasdaq Stock Market (US) (“Nasdaq Broad Market Index”) and the Nasdaq Non-Financial Stocks Index for the period commencing March 31, 1997 and ending March 31, 2002. The chart sets the value of an investment in Western Water Company Common Stock and the value of each index at 100 on March 31, 1997 and assumes that dividends, if any, were reinvested.

      The stockholder return shown on the following graph is not necessarily indicative of future performance.

	3/31/97	3/31/98	3/31/99	3/31/00	3/31/01	3/31/02

Company’s Common Stock	100.00	73.684	35.088	8.632	1.544	6.246
Nasdaq Composite Index	100.00	150.256	201.473	374.301	150.631	150.638
Nasdaq Other Financials Index	100.00	158.811	183.028	197.267	134.047	145.644

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as persons who own more than 10% of the Company’s Common Stock, to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Directors, executive officers and greater-than-ten-percent stockholders are required by the Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of copies of reports filed with the Commission and submitted to the Company since April 1, 2002 and on representations by certain directors and executive officers of the Company, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis during the past fiscal year.

PROPOSAL NO. 2: ASSIGNMENT AND CONTRIBUTION OF CHERRY CREEK PROJECT ASSETS TO A WHOLLY-OWNED SUBSIDIARY

      In March, 2002, the Board of Directors approved the formation of Cherry Creek Water Company, a Colorado Corporation and a wholly-owned subsidiary of the Company (the “Subsidiary”), and the assignment and contribution to the new Subsidiary of all of the Company’s Cherry Creek (Colorado) assets. The book value of the Cherry Creek (Colorado) assets were approximately $12,057,000 as of March 31, 2002 and, as such, constituted approximately 49.8% of the total book value of the Company’s assets. Under Delaware law, the assignment and contribution to the Subsidiary of the Cherry Creek (Colorado) assets requires the approval of the Company’s stockholders if such assets constitute “substantially all” of the Company’s assets. The meaning of “substantially all” in this context depends heavily on the facts and circumstances, and the Board of Directors believes that the Cherry Creek (Colorado) assets do not rise to this level. To avoid any possible issue in this regard, however, the Board of Directors is asking the stockholders to approve the assignment and contribution of all of the Company’s Cherry Creek Project (Colorado) assets to a new wholly-owned subsidiary of the Company.

      In July 1992, the Company initiated a project (the “Cherry Creek Project”) to assemble, develop, and eventually sell water or packaged water rights to municipalities and other water users located in the Cherry Creek basin in the State of Colorado. Cherry Creek is a tributary of the South Platte River that flows through the City of Denver, across northern Colorado and into Nebraska. The principal assets that constitute the Cherry Creek Project consist of the rights to use, sell or lease a minimum of 6,475 acre-feet of “nontributary” water (groundwater that is not directly connected to a surface stream) and 2,667 acre feet of “tributary” water (stream-bed or riparian water) per year. In addition to these water rights, the Cherry Creek Project assets include 372 acres of real estate in the Cherry Creek basin. All of the Cherry Creek Project’s assets are integrated in a Plan for Augmentation approved by the Colorado Water Court.

      The Company’s goal is to sell water produced from the Cherry Creek Project assets to meet the incremental water resource needs of water users in the Cherry Creek basin. In pursuit of the foregoing goal, the Company has been engaged in discussions with several water agencies in northern Douglas County aimed at inducing those districts to purchase long-term water entitlements based on the Cherry Creek Project and integrate the Cherry Creek Project entitlements into their long-term resource planning portfolios. The Company has proposed a plan that would make an initial portion of the Cherry Creek Project water resources practically and economically available for use by several such agencies. Under the plan, the Company would sell Water Contract Delivery Units (“WCDUs”) that will entitle the holder of WCDUs to call upon an undivided portion of the Cherry Creek Project’s overall water supplies, up to the contracted amount. However, the Company has not yet reached an agreement with any end users for the purchase of such WCDUs.

      The Company’s California assets and business are distinct from the Cherry Creek Project assets and proposed uses. Accordingly, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its stockholders to assign and contribute all of the Cherry Creek Project assets and liabilities to a new wholly-owned Colorado subsidiary of the Company for the following reasons:

•	The Cherry Creek Project assets represent an integrated, stand-alone, water development project distinct from the California assets and operations of the Company.

•	California and Colorado are significantly different environments from the standpoint of water law, policy and regulation. Since the Cherry Creek Project will be developed according to Colorado law for the use and benefit of water users in Colorado, the Board believes that it makes sense to focus corporate ownership there.

•	It will enhance the development of the Cherry Creek Project to have the project domiciled in a Colorado-based entity with improved clarity of purpose. The Board believes that the Cherry Creek Project would be less likely to be confused with the Company’s dissimilar California operations or be affected by the Company’s overall financial condition.

•	Moving the Cherry Creek Project into a wholly-owned subsidiary will simplify the creation of recorded interests in the Cherry Creek Project’s underlying water rights in Douglas County land records, as provided in the proposed WCDUs.

•	Obtaining project financing to complete the Cherry Creek Project and entering into strategic relationships with third parties will, in the opinion of the Board of Directors, be easier if the Cherry Creek Project is held in a separate company. The subsidiary will be able to raise additional capital, if needed, or grant an economic interest in the project to strategic partners, by selling stock in the subsidiary to third parties.

•	Owning and operating the Cherry Creek Project in a separate subsidiary will enhance measurement and accountability for the Cherry Creek Project, as the subsidiary will make and record its own direct expenses.

      In order to implement the assignment and contribution of the Cherry Creek Project to a subsidiary, the Company formed the Subsidiary. However, the Company has not yet transferred any material assets to the Subsidiary. Because the Cherry Creek Project constitutes a major portion of the Company’s assets, the Board believes that the assignment and contribution of the Cherry Creek Project to the Subsidiary should be submitted to the stockholders for their approval. Accordingly, the Board is requesting that the stockholders approve the assignment and contribution of all of the Company’s rights in the Cherry Creek Project, including all Colorado water rights and real estate, to the Subsidiary. In connection with the assignment and contribution of the Cherry Creek Project assets, the Subsidiary will also assume all of the liabilities of the Company related to the Cherry Creek Project assets. These liabilities consist primarily of the mortgage indebtedness incurred by the Company in connection with the acquisition of the Cherry Creek Project assets. The aggregate principal balance of such outstanding indebtedness was $47,386 as of March 31, 2002. If approved at the Annual Meeting, the Company will, shortly after the meeting, assign and contribute the Cherry Creek Project assets to the Subsidiary.

      Since the Subsidiary is a wholly-owned subsidiary of the Company, the proposed transaction will not have any tax consequences to either the Company or to the Subsidiary. In addition, because the Subsidiary is a wholly-owned subsidiary of the Company, the Company’s consolidated financial statements will not be affected by the transfer, and the Company will continue to reflect the assets, liabilities and operations of the Cherry Creek Project on its consolidated financial statements.

      The assignment and contribution of the Cherry Creek Project to the Subsidiary will not result in any change in the business, management, location of the principal executive offices or other facilities or capitalization of the Company. In addition, transfer of the Cherry Creek Project will not entail the issuance or redemption of any shares of capital stock of the Company and the currently outstanding capital stock of the Company will not be affected by the proposed internal restructuring.

      Although the Subsidiary is a wholly-owned subsidiary, the Subsidiary is a separate company, and the stockholders of the Company will not have the right to either (i) elect the directors of the Subsidiary, or (ii) to approve the sale, lease or exchange of all or substantially all of the property and assets of the Subsidiary. Accordingly, should the Subsidiary enter into an agreement for the sale of all or substantially all of its assets, the stockholders of the Company will not be entitled to approve or disapprove the transaction. However, the overall management of the affairs and operations of the Company will be under the direction of the Board of Directors of the Company, who will continue to be elected by the stockholders of the Company. Because the Company is the sole shareholder of the Subsidiary, the Directors of the Subsidiary will be elected by the Board of Directors of the Company, and the officers of the Subsidiary will be elected by the Board of Directors of the Subsidiary. The Board of Directors and the officers of the Subsidiary currently are the same persons as the directors and officers of the Company. (See, “Election of Directors,” and “Executive Officers” above.) However, the Board of Directors and the officers of the Subsidiary are not required to be the same as those of the Company, and the Subsidiary may, in the future, have different officers and directors.

      Initially, the Subsidiary will not have separate offices and will continue to use the Company’s offices as its executive offices. Pursuant to an Administrative Services Agreement to be entered into between the Company and the Subsidiary, the Subsidiary will continue to receive administrative and other services from the Company and its employees.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT AUDITORS

      The Board of Directors has appointed the firm of KPMG LLP as the Company’s independent auditors for the year ending March 31, 2003, subject to ratification by the stockholders. A representative of KPMG LLP is expected to attend the Company’s Annual Meeting. He or she will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS

      Stockholders of the Company who intend to submit proposals to the Company’s stockholders at the next annual meeting of stockholders must submit such proposals to the Company no later than April 1, 2003 in order for such proposals to be included in the proxy materials. Stockholder proposals should be submitted to James E. Sherman, Secretary, Western Water Company, 102 Washington Avenue, Point Richmond, California 94801.

OTHER MATTERS

      If any matters not referred to in this Proxy Statement should properly come before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment. Management is not aware of any such matters that may be presented for action at the meeting. Matters incident to the conduct of the meeting may be voted upon pursuant to the proxies.

By Order of the Board of Directors

JAMES E. SHERMAN
Secretary

August 5, 2002

PROXY

WESTERN WATER COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Michael Patrick George and James E. Sherman, and either of them, as proxy holders with power to appoint his/her substitute and hereby authorizes the proxy holders to represent and vote, as designated below, all the shares of Common Stock of Western Water Company held of record by the undersigned on July 31, 2002 at the annual meeting of shareholders to be held at 9:00 a.m. on September 10, 2002 or any adjournment thereof.

IMPORTANT – TO BE SIGNED AND DATED ON REVERSE SIDE

FOLD AND DETACH HERE

Please mark your votes as indicated in this example

WITHHOLD
		FOR	AUTHORITY
(1)	Election of directors:

01 David A. Abel

02 Lee K. Harrington

WITHHELD FOR: (write that nominee's name in the space provided below.)

		FOR	AGAINST	ABSTAIN
(2)	To approve the Company’s assignment and contribution of its Cherry Creek Project (Colorado) assets to a new, wholly-owned subsidiary of the Company.

(3)	Proposal to ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ended March 31, 2003.

(4)	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” proposals 1, 2 and 3.

PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Signature(s)	Dated:

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized partner.

FOLD AND DETACH HERE